Exhibit 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President, Communications, Investor Relations and Legislative Affairs (734) 930-3008

Domino’s Pizza® Announces Third Quarter 2015 Financial Results

Continued Global Momentum with Strong Sales and Store Count Growth

ANN ARBOR, Michigan, October 8, 2015: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the third quarter of 2015, comprised of strong same store sales results and store count growth. Domestic same store sales grew 10.5% during the quarter versus the year-ago period, continuing the positive sales momentum in the Company’s domestic business. The international division also posted strong results with same store sales growth of 7.7%, marking the 87th consecutive quarter of international same store sales growth. The Company had global net store growth of 194 stores in the quarter.

During the quarter, the Company incurred incremental insurance expense relating to updated independent actuarial estimates for the Company’s casualty insurance program, and faced continued pressure from foreign currency exchange rates. Diluted EPS was 67 cents for the third quarter, which was up 6.3% over the Company’s diluted EPS in the prior year quarter.

The Company repurchased 365,460 shares of its common stock during the quarter for approximately $40.9 million. The Board of Directors also declared a 31-cent per share quarterly dividend for shareholders of record as of December 15, 2015, to be paid on December 30, 2015.

J. Patrick Doyle, Domino’s President and Chief Executive Officer, said: “We are pleased with the sustained strong sales and continued momentum behind store growth. The things we are doing are working, and we will continue to aggressively lead the industry.”

Third Quarter Highlights:

(dollars in millions, except per share data)	Third Quarter of 2015	Third Quarter of 2014	Three Fiscal Quarters of 2015	Three Fiscal Quarters of 2014
Net income	$37.8	$35.6	$130.0	$114.6
Weighted average diluted shares	56,115,670	56,610,608	56,584,913	57,030,669
Diluted earnings per share, as reported	$0.67	$0.63	$2.30	$2.01
Items affecting comparability*	—	—	—	(0.02)

Diluted earnings per share, as adjusted*	$0.67	$0.63	$2.30	$1.98

*	Refer to the Items Affecting Comparability section on page three for additional details. Diluted earnings per share figures may not sum to the total due to the rounding of each individual calculation.

•	Revenues were up 8.5% for the third quarter versus the prior year period, driven by higher supply chain volumes and sales of equipment to stores in connection with the Company’s global store reimaging program. Higher domestic same store sales and store count growth, which resulted in increased royalties from franchised stores and higher revenues at Company-owned stores, also contributed to this increase. International revenues benefited from increased same store sales and store count growth, and were offset in part by the negative impact of foreign currency.

•	Net Income was up 6.2% for the third quarter versus the prior year period, driven by domestic and international same store sales growth, global store count growth and higher supply chain volumes. These increases were offset in part by the negative impact of foreign currency exchange rates and incremental insurance expense related to the Company’s casualty insurance program.

•	Diluted EPS was 67 cents for the third quarter versus 63 cents in the prior year quarter, an increase of 4 cents, or 6.3%. This increase was due to higher net income and lower weighted average diluted shares outstanding.

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Domino’s Pizza: Q3 2015 Earnings Release, Page Two

The table below outlines certain statistical measures utilized by the Company to analyze its performance. Refer to the Comments on Regulation G section on page four for additional details.

	Third Quarter of 2015	Third Quarter of 2014
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	+11.5%	+6.1%
Domestic franchise stores	+10.4%	+7.8%

Domestic stores	+10.5%	+7.7%

International stores (excluding foreign currency impact)	+7.7%	+7.1%

Global retail sales growth: (versus prior year period)
Domestic stores	+12.7%	+9.3%
International stores	+0.7%	+17.9%

Total	+6.1%	+13.8%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
Domestic stores	+12.7%	+9.3%
International stores	+17.4%	+15.2%

Total	+15.2%	+12.4%

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at June 14, 2015	376	4,722	5,098	6,827	11,925
Openings	1	23	24	201	225
Closings	—	(10)	(10)	(21)	(31)
Transfers	—	—	—	—	—

Store count at September 6, 2015	377	4,735	5,112	7,007	12,119

Third quarter 2015 net change	1	13	14	180	194

Trailing four quarters net change	1	95	96	742	838

Casualty Insurance

The Company has retention programs for workers’ compensation, general liability and owned and non-owned automobile liabilities for its corporate stores, offices and supply chain centers. Insurance reserves relating to these retention programs are based on independent actuarial estimates.

While the Company’s claims activity in these areas has been fairly consistent over the past several years, as the Company announced on September 28, 2015, a more recent increase in the frequency and severity of claims resulted in an independent actuarial determination that required the Company to record a pre-tax expense of approximately $5.7 million in the third quarter. This resulted in an approximate six-cent decrease in the third quarter 2015 diluted earnings per share. The Company will continue to focus on its safety efforts for all of its team members.

Proposed Debt Refinancing

On September 28, 2015, the Company issued a press release announcing the intent of certain of its subsidiaries to complete a recapitalization transaction, which will include the refinancing of a portion of their outstanding securitized debt with a new series of securitized notes under its existing securitized financing facility.

Conference Call Information

The Company will file its quarterly report on Form 10-Q this morning. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its third quarter 2015 financial results. The call can be accessed by dialing (888) 400-9978 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be webcast at biz.dominos.com. If you are unable to participate on the call, a replay will be available for 30 days by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International), Conference ID 71624546. The webcast will also be archived for 30 days on biz.dominos.com.

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Domino’s Pizza: Q3 2015 Earnings Release, Page Three

Share Repurchases

During the third quarter of 2015, the Company repurchased and retired 365,460 shares of its common stock under its open market share repurchase program for approximately $40.9 million, or an average price of $111.96 per share.

Dividends

On October 6, 2015, the Board of Directors declared a 31-cent per share quarterly dividend for shareholders of record as of December 15, 2015, to be paid on December 30, 2015.

Items Affecting Comparability

The Company’s reported financial results for the three fiscal quarters of 2015 are not comparable to the reported financial results for the equivalent period in 2014. The table below presents certain items that affect comparability between 2015 and 2014 financial results. Management believes that including such information is critical to the understanding of its financial results for the three fiscal quarters of 2015 as compared to the same period in 2014 (See the Comments on Regulation G section on page four for additional details).

In addition to the items noted in the table below, the Company had lower weighted average diluted shares outstanding in 2015 that resulted in an increase in diluted EPS of approximately one cent in the third quarter of 2015 and two cents in the three fiscal quarters of 2015.

	Third Quarter			Three Fiscal Quarters
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2014 items affecting comparability:
Gain on the sale of Company-owned stores (1)	$—	$—	$—	$1,652	$1,033	$0.02
Deferred tax asset valuation allowance reversal (2)	—	—	—	—	329	0.01

Total of 2014 items*	$—	$—	$—	$1,652	$1,362	$0.02

*	Diluted earnings per share figures may not sum to the total due to the rounding of each individual calculation.
(1)	Represents the gain recognized on the sale of 14 Company-owned stores to a franchisee. The gain is net of a reduction in goodwill of approximately $0.5 million.
(2)	As a result of the capital gain recognized in connection with the sale of Company-owned stores, the Company was able to utilize a portion of a previously unrecognized benefit of a capital loss carry forward.

Liquidity

As of September 6, 2015, the Company had approximately:

•	$32.5 million of unrestricted cash and cash equivalents;

•	$1.53 billion in total debt; and

•	$56.5 million of available borrowings under its $100.0 million variable funding notes facility. This amount is net of letters of credit issued of $43.5 million, of which $5.0 million has been collateralized with restricted cash. The Company has the ability to access this collateralized cash with minimal notice.

The Company invested $33.8 million in capital expenditures during the three fiscal quarters of 2015, versus $31.0 million in the three fiscal quarters of 2014.

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Domino’s Pizza: Q3 2015 Earnings Release, Page Four

Free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was approximately $133.5 million in the three fiscal quarters of 2015.

(in thousands)	Three Fiscal Quarters of 2015
Net cash provided by operating activities	$167,308
Capital expenditures	(33,834)

Free cash flow	$133,474

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G due to items affecting comparability between fiscal quarters. The Company has also included metrics such as global retail sales growth and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS adjusted for the items that affect comparability to the prior year period discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. The Company uses Diluted EPS, as adjusted to internally evaluate operating performance, to evaluate itself against its peers and in long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking the Company against its competitors.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, supply chain revenues are directly impacted by changes in franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” which is calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales.

The Company uses “Free cash flow,” which is calculated as cash flows from operations less capital expenditures, both as reported under GAAP. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock, paying dividends or other similar uses of cash.

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Domino’s Pizza: Q3 2015 Earnings Release, Page Five

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery, with a significant business in carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 12,100 stores in over 80 international markets. Domino’s had global retail sales of over $8.9 billion in 2014, comprised of more than $4.1 billion in the U.S. and nearly $4.8 billion internationally. In the third quarter of 2015, Domino’s had global retail sales of over $2.1 billion, comprised of over $1.0 billion in the U.S. and over $1.1 billion internationally. Its system is comprised of independent franchise owners who accounted for nearly 97% of Domino’s stores as of the third quarter of 2015. Emphasis on technology innovation helped Domino’s generate approximately 50% of U.S. sales from digital channels at the end of 2014, and reach an estimated run rate of $4.0 billion annually in global digital sales. Domino’s features an ordering app lineup that covers nearly 95% of the U.S. smartphone market and has recently introduced several innovative ordering platforms, including Ford SYNC®, Samsung Smart TV® and Pebble Watch, as well as Twitter and text message using a pizza emoji. In June 2014, Domino’s debuted voice ordering for its iPhone® and Android™ apps, a true technology first within traditional and e-commerce retail.

Order – www.dominos.com

Mobile – http://mobile.dominos.com

Digital Info – anyware.dominos.com

Company Info – biz.dominos.com

Twitter – http://twitter.com/dominos

Facebook – http://www.facebook.com/dominos

YouTube – http://www.youtube.com/dominos

Please visit our Investor Relations website at biz.dominos.com to view a schedule of upcoming earnings releases, significant announcements and conference webcasts.

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Domino’s Pizza: Q3 2015 Earnings Release, Page Six

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, estimates in same store sales growth, the growth of our international business, ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of our long-term and other indebtedness, as well as our ability to complete the proposed refinancing on the terms described or at all; uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product, digital ordering and concept developments by us, and other food-industry competitors; the ongoing level of profitability of our franchisees; and our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in operating expenses resulting from changes in prices of food (particularly cheese), labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries where we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in foreign currency exchange rates; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and weak consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. These forward-looking statements speak only as of the date of this press release, and you should not rely on such statements as representing the views of the Company as of any subsequent date. Except as required by applicable securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

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Domino’s Pizza: Q3 2015 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	September 6, 2015	% of Total Revenues	September 7, 2014	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$86,456		$77,644
Domestic franchise	59,385		51,858
Supply chain	303,591		282,506
International franchise	35,264		34,560

Total revenues	484,696	100.0%	446,568	100.0%

Cost of sales:
Domestic Company-owned stores	70,032		59,754
Supply chain	272,710		253,300

Total cost of sales	342,742	70.7%	313,054	70.1%

Operating margin	141,954	29.3%	133,514	29.9%
General and administrative	61,411	12.7%	56,573	12.7%

Income from operations	80,543	16.6%	76,941	17.2%
Interest expense, net	(19,915)	(4.1)%	(19,952)	(4.4)%

Income before provision for income taxes	60,628	12.5%	56,989	12.8%
Provision for income taxes	22,796	4.7%	21,371	4.8%

Net income	$37,832	7.8%	$35,618	8.0%

Earnings per share:
Common stock – diluted	$0.67		$0.63
Dividends declared per share	$0.31		$0.25

Domino’s Pizza: Q3 2015 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Fiscal Quarters Ended
	September 6, 2015	% of Total Revenues	September 7, 2014	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$267,625		$238,915
Domestic franchise	181,986		157,317
Supply chain	918,150		851,768
International franchise	107,584		102,883

Total revenues	1,475,345	100.0%	1,350,883	100.0%

Cost of sales:
Domestic Company-owned stores	204,266		183,262
Supply chain	819,387		762,420

Total cost of sales	1,023,653	69.4%	945,682	70.0%

Operating margin	451,692	30.6%	405,201	30.0%
General and administrative	184,665	12.5%	162,722	12.0%

Income from operations	267,027	18.1%	242,479	18.0%
Interest expense, net	(58,939)	(4.0)%	(60,071)	(4.5)%

Income before provision for income taxes	208,088	14.1%	182,408	13.5%
Provision for income taxes	78,058	5.3%	67,854	5.0%

Net income	$130,030	8.8%	$114,554	8.5%

Earnings per share:
Common stock – diluted	$2.30		$2.01
Dividends declared per share	$0.93		$0.75

Domino’s Pizza: Q3 2015 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	September 6, 2015	December 28, 2014
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$32,506	$30,855
Restricted cash and cash equivalents	91,021	120,954
Accounts receivable	112,398	118,395
Inventories	39,826	37,944
Advertising fund assets, restricted	96,030	72,055
Other assets	32,651	48,158

Total current assets	404,432	428,361
Property, plant and equipment, net	119,452	114,046
Other assets	79,312	76,873

Total assets	$603,196	$619,280

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$256	$565
Accounts payable	86,423	86,552
Dividends payable	17,316	14,351
Advertising fund liabilities	96,030	72,055
Other accrued liabilities	79,266	92,085

Total current liabilities	279,291	265,608
Long-term liabilities:
Long-term debt, less current portion	1,527,664	1,523,546
Other accrued liabilities	52,190	49,591

Total long-term liabilities	1,579,854	1,573,137
Total stockholders’ deficit	(1,255,949)	(1,219,465)

Total liabilities and stockholders’ deficit	$603,196	$619,280

Domino’s Pizza: Q3 2015 Earnings Release, Page Ten

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Fiscal Quarters Ended
	September 6, 2015	September 7, 2014
(In thousands)
Cash flows from operating activities:
Net income	$130,030	$114,554
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	22,695	20,024
Gains on sale/disposal of assets	(73)	(1,381)
Amortization of deferred financing costs	3,825	4,046
Provision for deferred income taxes	959	1,008
Non-cash compensation expense	11,188	11,897
Tax impact from equity-based compensation	(15,745)	(10,899)
Other	(1,216)	(888)
Changes in operating assets and liabilities	15,645	(19,476)

Net cash provided by operating activities	167,308	118,885
Cash flows from investing activities:
Capital expenditures	(33,834)	(30,983)
Proceeds from sale of assets	10,464	5,802
Changes in restricted cash	29,933	51,861
Other	1,304	(1,365)

Net cash provided by investing activities	7,867	25,315
Cash flows from financing activities:
Proceeds from issuance of long-term debt	5,000	—
Repayments of long-term debt and capital lease obligations	(5,198)	(12,152)
Proceeds from exercise of stock options	4,459	3,094
Tax impact from equity-based compensation	15,745	10,899
Purchases of common stock	(138,550)	(82,407)
Tax payments for restricted stock upon vesting	(7,442)	(7,889)
Payments of common stock dividends and equivalents	(48,141)	(39,208)

Net cash used in financing activities	(174,127)	(127,663)

Effect of exchange rate changes on cash and cash equivalents	603	16

Change in cash and cash equivalents	1,651	16,553
Cash and cash equivalents, at beginning of period	30,855	14,383

Cash and cash equivalents, at end of period	$32,506	$30,936

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